Exhibit 2.2

Execution Version

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of July 7, 2023, is entered into by and among Regentis Biomaterials Ltd., an Israeli company (the “Company”), (ii) OceanTech Acquisitions I Corp., a Delaware corporation (“OceanTech”), and (iii) R.B. Merger Sub Ltd., an Israeli company and wholly-owned subsidiary of OceanTech (“Merger Sub”). The Company, Merger Sub and OceanTech are each referred to herein individually as a “Party” and, collectively, as the “Parties.” Unless otherwise defined herein, all defined terms used in this Amendment shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of May 2, 2023 (the “Merger Agreement”);

WHEREAS, the Parties desire to amend the Merger Agreement; and

WHEREAS, Section 9.9 of the Merger Agreement provides that the Merger Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Parties.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, hereby agree as follows:

1.       Amend and Restate Section 1.8(a). Section 1.8(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(a)   As consideration for the Merger, the Company Shareholders collectively shall be entitled to receive from OceanTech, in the aggregate, a number of shares of OceanTech Common Stock with an aggregate value equal to $96,000,000 (the “Merger Consideration”), with each share of OceanTech Common Stock valued at the Per Share Price. The Merger Consideration shall be allocated among the Company Shareholders in accordance with their respective Pro Rata Shares.

2.       Ratification of the Merger Agreement. It is the express intention of the Parties that this Amendment shall not, and shall not be interpreted to, expand or reduce the rights of any Party except as and solely to the extent expressly provided herein. Except as otherwise expressly provided herein, all of the terms and conditions of the Merger Agreement are ratified and shall remain unchanged and continue in full force and effect.

3.       Miscellaneous Provisions. The provisions of Article IX of the Merger Agreement, to the extent applicable, are incorporated herein by reference and shall apply to this Amendment mutatis mutandis.

IN WITNESS WHEREOF, each Party has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

OceanTech:

OCEANTECH ACQUISITIONS I CORP.

By:	/s/ Suren Ajjarapu
Name: Suren Ajjarapu
Title: Chief Execution Officer

The Company:

REGENTIS BIOMATERIALS LTD.

By:	/s/ Ehud Geller
Name: Dr. Ehud Geller
Title: Chairman

Merger Sub:

R.B. MERGER SUB, LTD.

By:	/s/ Suren Ajjarapu
Name: Suren Ajjarapu
Title: Director

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]